Exhibit 99.1

Contact:	Allison Tomek (561) 805-8044 atomek@adsx.com

DIGITAL ANGEL CORPORATION COMPLETES ACQUISITION OF MCMURDO MARINE ELECTRONICS

ACQUISITION EXPECTED TO DOUBLE REVENUE OF DIGITAL ANGEL’S SARBE BUSINESS
AND SOLIDIFY ITS POSITION AS A LEADING GLOBAL PROVIDER OF COMMERCIAL
AND MILITARY EMERGENCY LOCATION BEACONS

SO. ST. PAUL, MN (April 9, 2007) — Digital Angel Corporation (Amex: DOC), an advanced technology company in the field of rapid and accurate identification, location tracking and condition monitoring of high-value assets, announced today that it has completed its acquisition of certain assets and customer contracts of McMurdo Ltd., the U.K.’s premier manufacturer of emergency location beacons, from Chemring Group PLC. Digital Angel purchased McMurdo for approximately $5.7 million in cash (USD) and will have additional deferred payments ranging from $0-$3 million (USD), dependent upon performance of the business following the sale.

Digital Angel President and Chief Executive Officer Kevin McGrath said, “Simply put, we believe our strategic acquisition of McMurdo is the perfect complement to our SARBE business. Its network of approximately 60 outlets will significantly broaden our emergency location beacon product offering to serve the military and commercial maritime sectors and provide stability to our revenue base. As we stated previously, we expect the McMurdo acquisition to add at least $8-9 million of additional revenue for the remainder of 2007. More importantly, we believe McMurdo’s steady stream of business will generate more predictable profits in the SARBE business on a go-forward basis.”

“For several years we have explored ways to turn the SARBE business into a world leader in the broad customer base of multipurpose search and rescue beacons rather than just a leader in the important, but cyclical, military market. The acquisition of McMurdo creates a business unit which serves both the commercial and military markets. In addition to revenue growth, we have a plan in place to improve margins at McMurdo in the near term. Currently, McMurdo buys the circuit boards, antennas, and batteries used in their location beacons. However, by utilizing our established manufacturing capabilities at our Signature Industries operations in the U.K., we will manufacture those components, and expect to have a more profitable product,” continued McGrath.

For nearly seven decades, McMurdo has distinguished itself as a leader in the development and manufacturing of safety equipment technology. Its products, including the original EPIRB (Emergency Position Indicating Radio Beacon) and the first GMDSS (Global Maritime Distress and Safety System) approved Search And Rescue Transponder, have become standard, lifesaving, equipment on many recreational, commercial and military marine vehicles. In 2000, McMurdo demonstrated the versatility of its technology successfully launching its first PLB (Personal Locator Beacon) for use on land, sea or air. The company continues to lead the way in the functionality and accuracy of emergency location beacons.

Emergency Locator Beacons represent a core competency and key growth market for Digital Angel and its subsidiary Signature Industries. Impending changes to the COSPAS-SARSAT satellite monitoring system mean much of the equipment currently in service will require replacement by February 2009. McMurdo and SARBE, with its improved range of radios such as the SARBE G2R and the SARBE 6-406, are uniquely positioned to exploit these opportunities in their respective markets.

The SARBE Division of Signature Industries manufactures a complete line of military search and rescue beacons and has worked closely with the Royal Air Force, a branch of the UK Ministry of Defense, for more than 50 years. The acquisition of McMurdo’s technology and its manufacturing infrastructure should significantly strengthen Digital Angel’s position in the Locator Beacon Industry.

About Digital Angel Corporation

Digital Angel Corporation (www.DigitalAngelCorp.com) develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of humans, pets, fish, poultry and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors. Digital Angel Corporation is majority-owned by Applied Digital Inc. (Nasdaq:ADSX), which also owns a majority position in VeriChip Corporation (NASDAQ: CHIP).

This press release includes forward-looking statements, including statements regarding the future opportunities presented by the McMurdo acquisition, the amount of additional top line revenue that McMurdo will add to the Company, our ability to improve margins at McMurdo and the opportunities that are expected to arise due to changes in satellite communication technology. The Company wishes to caution readers that certain important factors and various risks may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations expressed in this press release, such risk factors include, but are not limited to, the Company’s ability to successfully integrate the McMurdo acquisition, to retain McMurdo’s current clients and its ability to reduce the costs of McMurdo’s products. This information is also qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and its quarterly reports. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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